UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 20, 2016

Cliffs Natural Resources Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Public Square, Suite 3300 Cleveland, Ohio		44114-2315
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (216) 694-5700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
On April 20, 2016, Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), entered into a Stipulation and Agreement of Settlement (the “Stipulation”) with the plaintiffs and individual defendants in the purported shareholder derivative actions captioned Black v. Carrabba, et al., No. CV-14-827803, Asmussen v. Carrabba, et al., No. CV-14-829259, Williams v. Carrabba, et al., No. CV-14-829499 (together, the “Actions”), currently pending in the Court of Common Pleas of Cuyahoga County, Ohio under the consolidated caption In re Cliffs Natural Resources Inc. Shareholder Derivative Litigation, Lead Case No. CV-14-827803. Under the terms of the proposed settlement provided for in the Stipulation, the Company will implement corporate governance measures that have been developed to address and prevent or reduce the potential for a recurrence of the alleged wrongdoing that is the subject of the Actions. The measures include, but are not limited to, initiation and/or formalization of certain corporate governance structural elements, certain continuing education concepts, formal adoption and publication of a charter for the Strategy Committee of the Board, and enhancement and/or clarification of duties and responsibilities of the Company’s Board of Directors and its committees.
The Stipulation is subject to the approval by the Court. If the Court gives its approval to the Stipulation, the Actions will be dismissed with prejudice.
The description of the Stipulation set forth above is qualified in its entirety by reference to the actual terms of the Stipulation, which can be found on Company’s website at http://ir.cliffsnaturalresources.com.
Attached hereto as Exhibit 99.1 is the Notice of Pendency and Proposed Settlement of Shareholder Derivative Action (the “Notice”). In addition to the Stipulation, the Notice will be posted and available for viewing on the Company’s website. Shareholders should read the Notice and the Stipulation for more information.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Notice of the Proposed Settlement of Derivative Actions, Hearing Thereon, and Right to Appear

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLIFFS NATURAL RESOURCES INC.

Date:	April 29, 2016	By:	/s/ James D. Graham
		Name:	James D. Graham
		Title:	Executive Vice President, Chief Legal Officer & Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Notice of the Proposed Settlement of Derivative Actions, Hearing Thereon, and Right to Appear